Exhibit 99.1

SOLICITATION AGREEMENT

WHEREAS, Kingstown Partners Master Ltd. (“Master Fund”), Kingstown Partners II, L.P., Ktown, LP, Kingstown Capital Management L.P. (“Kingstown Capital”), Kingstown Management GP LLC, Kingstown Capital Partners, LLC, Michael Blitzer, J. Hunter Brown, James A. McIntyre (“Mr. McIntyre”), Robert A. Peiser, Laurie M. Shahon, Joyce White, Robert Willens and Guy Shanon wish to form a group for the purpose of seeking representation on the Board of Directors (the “Board”) of Signature Group Holdings, Inc., a Nevada corporation (the “Company”), at the 2011 annual meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2011 Annual Meeting”), and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 14th day of July 2011 by the parties hereto:

1.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; and (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

2.           Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies for the election of Michael Blitzer, J. Hunter Brown, James A. McIntyre, Robert A. Peiser, Laurie M. Shahon, Joyce White and Robert Willens, or any other person(s) nominated by Master Fund, to the Board at the 2011 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing (the “Solicitation”).

3.           Master Fund shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to bear all expenses incurred in connection with the Group’s Solicitation activities; provided, however, (i) Master Fund shall not be required to bear any expenses incurred in connection with any filings made with the Securities and Exchange Commission (the “SEC”) by Mr. McIntyre and (ii) Master Fund shall not have the right to pre-approve any expenses required to be paid or reimbursed pursuant to any separate Indemnification Agreement.  Notwithstanding the foregoing, Master Fund shall not be required to reimburse any party for (i) out-of-pocket expenses incurred by a party in excess of $250 without Master Fund’s prior written approval, except as may be provided for by a separate Indemnification Agreement; (ii) the value of the time of any party hereto; (iii) legal fees incurred without Master Fund’s prior written approval, except as may be provided for by a separate Indemnification Agreement; or (iii) the costs of any counsel, other than Olshan, employed in connection with any pending or threatened litigation without Master Fund’s prior written approval, except as may be provided for by a separate Indemnification Agreement.  Kingstown Capital and its affiliates shall be jointly and severally liable with Master Fund with respect to Master Fund’s obligations under this Section 3.

4.           Each of the undersigned shall have the opportunity to review and provide comments to any press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Solicitation.  Master Fund shall have the sole authority to approve the issuance, mailing or filing of any press release or stockholder communication proposed to be issued by the Group.

5.           Should any disagreement arise between Master Fund and any of the undersigned concerning decisions to be made or actions to be taken in connection with the Group’s activities set forth in Section 2, including, but not limited to the activities identified in Section 4, Master Fund shall have the sole authority to resolve any such disagreements and take any such actions as it sees fit.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/she/it deems appropriate, in his/her/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           Each member of the Group disclaims any beneficial or pecuniary interest in the securities of the Company held by the other members of the Group, and each member intends to make its/his/her own individual investment and ownership decisions with respect to the securities of the Company.  There is no understanding or agreement among any members of the Group to share in any profits from transactions effected by other Group members.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222, provided that any of J. Hunter Brown, James A. McIntyre (“Mr. McIntyre”), Robert A. Peiser, Laurie M. Shahon, Joyce White and Robert Willens may terminate his or her obligations on 24 hours’ written notice by mail to Master Fund at 100 Park Avenue, New York, NY 10017, Attention: Michael Blitzer, with a copy by fax to Steven Wolosky as aforesaid.  Master Fund will immediately deliver copies of any such notice to the other parties hereto.

11.           Each party acknowledges that Olshan shall act as counsel for both the Group and Kingstown Capital and its affiliates relating to their investment in the Company.

12.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(a) under the Securities Exchange Act of 1934, as amended.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

KINGSTOWN CAPITAL MANAGEMENT L.P.

By:	Kingstown Management GP LLC
its general partner

By:	/s/ Michael Blitzer
Michael Blitzer Managing Member

KINGSTOWN PARTNERS II, L.P.

By:	Kingstown Capital Partners LLC
its general partner

By:	/s/ Michael Blitzer
Michael Blitzer Managing Member

KTOWN, LP

By:	Kingstown Capital Partners LLC
its general partner

By:	/s/ Michael Blitzer
Michael Blitzer Managing Member

KINGSTOWN MANAGEMENT GP LLC

By:	/s/ Michael Blitzer
Michael Blitzer Managing Member

KINGSTOWN CAPITAL PARTNERS, LLC

By:	/s/ Michael Blitzer
Michael Blitzer Managing Member

KINGSTOWN PARTNERS MASTER LTD.

By:	/s/ Michael Blitzer
Michael Blitzer Director

/s/ Michael Blitzer
MICHAEL BLITZER

/s/ J. Hunter Brown
J. HUNTER BROWN

/s/ James A. McIntyre
JAMES A. MCINTYRE

/s/ Robert A. Peiser
ROBERT A. PEISER

/s/ Laurie M. Shahon
LAURIE M. SHAHON

/s/ Joyce White
JOYCE WHITE

/s/ Robert Willens
ROBERT WILLENS

/s/ Guy Shanon
GUY SHANON